CERTIFICATE OF DESIGNATION OF
                     SERIES A NONCONVERTIBLE PREFERRED STOCK
                          (PAR VALUE $0.0001 PER SHARE)

                                       OF

                                    VYTA CORP


                                      _____

            Pursuant to Section 78.195 of the Nevada Revised Statutes

                                      _____

It  is  hereby  certified  that:

     1. The name of the company is Vyta Corp, a Nevada corporation (the "Company").

     2. The Articles of Incorporation of the Company authorizes the issuance of Five Million (5,000,000) shares of preferred stock ("Preferred Stock"), par value $0.0001 per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one
(1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating the Series A Preferred Stock:

     RESOLVED, that five hundred thousand (500,000) of the five million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A Nonconvertible Preferred Stock, par value $0.0001 per share ("Series A Preferred Stock"), and shall possess the rights and preferences set forth below:

     SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall have a par value of $0.0001 per share and shall be designated as Series A Preferred Stock and the number of shares constituting the Series A Preferred Stock shall be five hundred thousand (500,000). The Series A Preferred Stock shall have a deemed par value (the "Deemed Par Value") of one dollar ($1.00) per share.

     SECTION 2. RANK. Except for the voting rights specifically granted herein, the Series A Preferred Stock shall rank: (i) junior to any other class or series of outstanding Preferred Stock or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's common stock, par value $0.0001 per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision
(collectively, with the Common Stock and the existing Preferred Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     SECTION 3. DIVIDENDS. Each share of Series A Preferred Stock shall be paid a dividend (or other distributions deemed dividends for purposes hereof) equal to eight percent (8%) per annum of the Deemed Par Value. The dividends shall be cumulative from the date of issuance (the "Commencement Date"). If such dividend is not declared and paid, for any reason, the Deemed Par Value of the Series A Preferred Stock shall be increased by such accrued dividend.

     SECTION  4.  LIQUIDATION  PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Articles of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of
     (i) the Deemed Par Value for each outstanding share of Series A Preferred Stock and (ii) an amount equal to the accrued but unpaid dividends for the period that has passed since the Commencement Date to the date of the event of liquidation, dissolution or winding up of the Company. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Articles of Incorporation and any certificate(s) of designation relating thereto.

          (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to Holders of Junior Securities in accordance with the Company's Articles of Incorporation including any duly adopted certificate(s) of designation.

          (c) After the payment to the Holders of the Series A Preferred Stock of the full preferential amounts provided for in this Section, the Holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.


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
     SECTION 5. CONVERSION RIGHTS. The Holders of the Series A Preferred Stock shall have no conversion rights.

     SECTION  6.  REDEMPTION  BY  THE  COMPANY.

          (a) COMPANY'S RIGHT TO REDEEM AT ITS ELECTION. On or after ten years after the Commencement Date, the Company shall have the right, in its sole discretion, to redeem ("Redemption"), from time to time, any or all of the Series A Preferred Stock; provided the Company shall first provide prior written notice as provided in subparagraph 6(a)(ii) below. If the Company elects to redeem some, but not all, of the Series A Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series A Preferred Stock.

               (i) Redemption Price. The "Redemption Price" for redeeming each share of Series A Preferred Stock shall be 130% of Deemed
          Par Value (as defined in Section 1) of the shares of Series A Preferred Stock being redeemed pursuant to this Section, together with the accrued but unpaid dividends on the Deemed Par Value.

               (ii) Mechanics of Redemption. The Company shall effect each such redemption by giving at least thirty (30) days prior written notice ("Notice of Redemption") to the Holders of the Series A Preferred Stock selected for redemption, at the address and facsimile number of each such Holder appearing in the Company's Series A Preferred Stock register, which Notice of Redemption shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption. Such Notice of Redemption shall indicate (A) the number of shares of Series A Preferred Stock that have been selected for redemption; (B) the date which such redemption is to become effective (the "Date of Redemption"); and (C) the Redemption Price, as defined in subsection (a)(i) above.

          (b)     COMPANY  MUST  HAVE  IMMEDIATELY  AVAILABLE  FUNDS  OR  CREDIT
     FACILITIES. The Company shall not be entitled to send any Notice of Redemption and begin the redemption procedure under Section 6(a) unless it has:

               (i) the full amount of the Redemption Price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

               (ii) immediately available credit facilities, in the full amount of the Redemption Price with a bank or similar financial institution; or

               (iii) an agreement with a standby underwriter willing to purchase from the Company a sufficient number of the Company's securities to provide proceeds necessary to redeem the Series A Preferred Stock; or


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
               (iv)     a  combination  of  the items set forth in (i), (ii) and
          (iii)  above,  aggregating  the  full  amount of the Redemption Price.

          (c) PAYMENT OF REDEMPTION PRICE. Each Holder tendering Series A Preferred Stock being redeemed under this Section shall send their Preferred Stock Certificates so redeemed to the Company, and the Company shall pay the applicable Redemption Price to that Holder within five (5) business days of the Date of Redemption. The Company shall not be obligated to deliver the Redemption Price unless the Preferred Stock Certificates so redeemed are delivered to the Company, or, in the event one (1) or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i).

          (d) BLACKOUT PERIOD. Notwithstanding the foregoing, the Company may not either send out a Notice of Redemption or effect a redemption pursuant to Section 6(a) above during a "Blackout Period" (defined as a period during which the Company's officers or directors would not be entitled to buy or sell securities of the Company because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period; provided, however, that no redemption shall be effected until at least ten
     (10) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

     SECTION 7. VOTING RIGHTS. The Holders of the Series A Preferred Stock shall have the right to vote on any matter with Holders of Common Stock voting together as one class. The votes cast by Holders of the Series A Preferred Stock shall be identical in every other respect to the votes cast by Holders of Common Stock entitled to vote at any regular or special meeting of the Holders. The Holder(s) of a shares(s) of Series A Preferred stock, as a class, shall have the votes and the voting power which shall, at all times and for all purposes, be greater by 1% than the combined votes and voting power of all other classes of securities entitled to vote on any matter.

     The Holders of the Series A Preferred Stock shall be entitled to the same notice of any regular or special meeting of the Shareholders as may or shall be given to Holders of the Common Stock entitled to vote at such meetings.

     For purposes of determining a quorum for any regular or special meeting of the Shareholders, each share of Series A Preferred Stock, as a class, shall be computed based upon the voting power described above.

     If, the number of outstanding shares of Series A Preferred Stock is increased by a stock split, stock dividend, or other similar event, the number of votes represented by each share of Series A Preferred Stock shall be proportionately reduced, or if the number of outstanding shares of Series A Preferred Stock is decreased by a reverse stock split, combination, subdivision or reclassification of shares, or other similar event, the number of votes represented by each share of Series A Preferred Stock shall be proportionately increased.


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
     SECTION 8. PROTECTIVE PROVISION. So long as shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by the Nevada Revised Statutes) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

          (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock; or

          (b) create any new class or series of stock having a preference over the Series A Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of shares of Series A Preferred Stock.

     In the event Holders of at least seventy five percent (75%) of the then outstanding shares of Series A Preferred Stock and at least seventy five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders").

     SECTION 9. STATUS OF REDEEMED STOCK. In the event any shares of Series A Preferred Stock shall be redeemed pursuant to Section 6 hereof, the shares so redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be re-issuable by the Company as Series A Preferred Stock.

     SECTION 10. PREFERENCE RIGHTS. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock.


                            [Signature Page Follows]


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
                                 SIGNATURE PAGE
     [CERTIFICATE OF DESIGNATION OF SERIES A NONCONVERTIBLE PREFERRED STOCK]




                                        By  /s/ Paul H. Metzinger
                                            ------------------------------------
                                            Paul H. Metzinger,
                                            President & Chief Executive Officer


                                        By  /s/ Kristi J. Kampmann
                                            ------------------------------------
                                            Kristi J. Kampmann,
                                            Secretary


Dated:  March 2, 2007


STATE OF COLORADO     )
                           ) ss.
COUNTY OF DENVER      )

     I, the undersigned, a Notary Public, hereby certify that on the 2nd day of March, 2007, personally appeared before me, Paul H. Metzinger and Kristi J. Kampmann who, being by me first duly sworn, declared that they are the President & Chief Executive Officer and Secretary, respectively, of Vyta Corp, that they signed the foregoing document as President and Secretary and that the statements therein contained are true.


                                        ----------------------------------------
                                        Notary  Public
My  Commission  Expires:


----------------------------------------


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